UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2019

Asure Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-34522	74-2415696
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3700 N. Capital of Texas Hwy #350, Austin, TX	78746
(Address of principal executive offices)	(Zip Code)

512-437-2700

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	ASUR	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

As previously announced, on October 7, 2019, Asure Software, Inc. (“Asure”) entered into an Asset and Equity Purchase Agreement (the “Purchase Agreement”) to sell all of the issued share capital of Asure Software UK Limited (UK) and OccupEye Limited (UK) (together, the “Purchased Subsidiaries”) to FMS UK Ltd. (“UK Buyer”) and certain assets comprising Asure’s workspace solution business (“Purchased Assets”) to FM:Systems Group, LLC (“Buyer”) for an aggregate purchase price of $120 million in cash. The purchase price is subject to a post-closing working capital adjustment.

Item 1.01 Entry into a Material Definitive Agreement.

In connection with the Purchase Agreement and as a condition to the closing of the Sale (as defined below under Item 2.01), on December 2, 2019, Asure entered into a Transition Services Agreement (the “Transition Services Agreement”) with the Buyer, pursuant to which, from and after the Closing Date, Asure agreed to provide Buyer with certain transition services for the period of time specified for each service in the Transition Services Agreement. The Buyer will pay Asure a designated fee for each service provided pursuant to the Transition Services Agreement.

The foregoing description of the Transition Services Agreement is subject to and qualified in its entirety by reference to the full text of the Transition Services Agreement, a copy of which is filed as Exhibit 10.1 hereto and the terms of which are incorporated by reference herein.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The description under the Introductory Note is hereby incorporated by reference into this Item 2.01. On December 2, 2019, Asure completed the sale of the Purchased Subsidiaries and the Purchased Assets for $121.5 million in cash (the “Sale”). The cash proceeds of the Sale increased from $120 million to $121.5 million due to Asure’s estimate of working capital in its workspace business at the time of the Sale. As described under the Introductory Note above, the purchase price is subject to a post-closing working capital adjustment. Asure used the proceeds from the Sale to pay down debt owed under the second amended and restated credit agreement (the “Second Restated Credit Agreement”) with Wells Fargo and the lenders that are parties thereto. Following the closing of the Sale, Asure is working with Wells Fargo to amend its Second Restated Credit Agreement to provide capital for general corporate purposes and potential future acquisitions.

The foregoing description of the Purchase Agreement and the Sale is subject to and qualified in its entirety by reference to the full text of the Purchase Agreement, which was filed as Exhibit 2.1 to Asure’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 8, 2019 and incorporated herein by reference.

The Purchase Agreement was filed to provide investors with information regarding its terms. It is not intended to provide any other factual information about Asure or the Purchased Subsidiaries. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such Purchase Agreement, and may be subject to important limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Purchase Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may have changed after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in Asure’s public disclosures.

Item 7.01 Regulation FD Disclosure

On December 2, 2019, Asure issued a press release announcing the completion of the Sale. A copy of the press release is furnished herewith as Exhibit 99.1.

The information contained in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed by Asure under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01 Financial Statements and Exhibits

(b) Pro Forma Financial Information

The unaudited pro forma condensed combined financial information of Asure and its subsidiaries giving effect to the completed Sale is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

(d) Exhibits

Exhibit No.	Description
10.1	Transition Services Agreement, dated as of December 2, 2019, between Asure Software, Inc. and FM:Systems Group, LLC
99.1	Press Release dated December 2, 2019
99.2	Unaudited Pro Forma Condensed Combined Financial Information

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASURE SOFTWARE, INC.

Dated: December 6, 2019	By:	/s/ Patrick Goepel
Patrick Goepel, Chief Executive Officer and President